UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300
Houston, Texas		77043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Flotek Industries, Inc. (the “Company”) and Steve Reeves (“Mr. Reeves”) entered into an Employment Agreement (the “Employment Agreement”), effective as of June 1, 2012, pursuant to which Mr. Reeves will continue to serve as Executive Vice President, Operations of the Company.

The Employment Agreement (i) provides for a term of employment until the earlier of (1) May 31, 2014, (2) Mr. Reeves’ resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Reeves’ death or disability, and (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Reeves’ employment by the Company without Cause (other than in connection with a Change of Control (as defined in the Employment Agreement)) or by Mr. Reeves with Good Reason prior to the end of the term of employment and subject to the satisfaction of certain other specified conditions, Mr. Reeves will be entitled to receive (1) severance compensation in an amount equal to two-thirds of the sum of his annual base salary and target bonus, payable at the end of each of the eight full calendar months following the execution and effectiveness of a release agreement and in an amount equal to one-eighth of such severance compensation and (2) coverage at the Company’s expense under the employee health insurance plan for a period of 24 months or the maximum period permitted under COBRA, whichever is less; (iii) provides that if, within three months before or six months after a Change of Control, Mr. Reeves’ employment with the Company is terminated by the Company without Cause or by Mr. Reeves for any reason, he will be entitled to receive severance compensation equal to the greater of (1) two-thirds of the sum of his annual base salary and target bonus in effect for the year in which termination occurs and (2) two-thirds of the sum of his annual base salary and target bonus in effect for the year in which termination occurs, annualized over the period from termination until the expiration date of the Employment Agreement; and (iv) contains certain non-solicitation restrictions for a period of 24 months following the date of termination of employment with the Company.

Pursuant to the Employment Agreement, Mr. Reeves will earn an annual base salary of $324,500. In addition to the foregoing, Mr. Reeves will be entitled to certain other perquisites, including annual bonuses in accordance with the Company’s management incentive plan with a target bonus of $194,700 for each of the 2012 and 2013 calendar years, the use of a Company automobile and reimbursement for certain expenses.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 18, 2012, the Company held its 2012 annual meeting of stockholders. The stockholders elected all of the Company’s nominees for director, approved the Flotek Industries, Inc. 2012 Employee Stock Purchase Plan (the “2012 Employee Stock Purchase Plan”), and ratified the appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.

A total of 43,652,264 shares of the Company’s common stock were present at the meeting in person or by proxy, which represented approximately 85% of the outstanding shares of the Company’s common stock as of March 30, 2012, the record date for the annual meeting.

(1) Proposal One: Election of directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal. Each director was elected as follows:

Name	For	Withhold	Broker Non-Votes
John W. Chisholm	27,182,963	180,166	16,289,135
L. Melvin Cooper	24,605,660	2,757,469	16,289,135
Kenneth T. Hern	21,434,682	5,928,446	16,289,135
L.V. “Bud” McGuire	21,701,296	5,661,833	16,289,135
John S. Reiland	21,438,117	5,925,011	16,289,135
Richard O. Wilson	21,686,840	5,676,289	16,289,135

(2) Proposal Two: Approval of the 2012 Employee Stock Purchase Plan. The 2012 Employee Stock Purchase Plan was approved as follows:

For	Against	Abstain	Broker Non-Votes
26,938,152	195,078	229,899	16,289,135

(3) Proposal Three: Ratification of appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012. The appointment of Hein & Associates LLP was ratified as follows.

For	Against	Abstain
43,331,358	226,785	94,121

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated effective June 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: May 21, 2012	By:	/s/ Jesse E. Neyman
Jesse E. Neyman
Executive Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated effective June 1, 2012